As filed with the Securities and Exchange Commission on May 11, 2010

Registration No. 333-139589

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

UNITED RENTALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1522496
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Five Greenwich Office Park, Greenwich, Connecticut  06831

(Address of Principal Executive Offices)

United Rentals, Inc. 2001 Comprehensive Stock Plan
(Full Title of the Plan)

Jonathan M. Gottsegen, Esq.

Senior Vice President, General Counsel and Corporate Secretary
Five Greenwich Office Park
Greenwich, Connecticut 06831
(Name and Address of Agent for Service)

(203) 622-3131
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Andrew D. Soussloff, Esq.

Sullivan & Cromwell LLP

125 Broad Street
New York, New York 10004
(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non- accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

UNITED RENTALS, INC.

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT ON FORM S-8

EXPLANATORY STATEMENT IN CONNECTION WITH THE FILING

OF A RELATED REGISTRATION STATEMENT ON FORM S-8

FILED PURSUANT TO INSTRUCTION E OF FORM S-8

Contemporaneously with the filing of this Post-Effective Amendment No. 1 (this “Amendment”) to its Registration Statement on Form S-8 (File No. 333-139589) (the “Registration Statement”), United Rentals, Inc., a Delaware corporation (the “Registrant”), is filing with the Securities and Exchange Commission (the “Commission”) a new Registration Statement on Form S-8 (the “New Registration Statement”). The New Registration Statement relates to the registration of the offer and sale of 2,649,742 shares of the Registrant’s Common Stock, par value $0.01 per share, pursuant to the United Rentals, Inc. 2010 Long Term Incentive Plan (the “Long Term Incentive Plan”), which includes 195,752 shares that were previously registered for sale under this Registration Statement (the “Carryover Shares”). The Long Term Incentive Plan is sponsored by the Registrant.

The Registrant had originally registered the Carryover Shares pursuant to the Registration Statement on December 21, 2006, in anticipation of granting awards pursuant to the United Rentals, Inc. 2001 Comprehensive Stock Plan (the “Comprehensive Stock Plan”). Following the filing of this Amendment, the Carryover Shares will no longer be available for new awards under the Comprehensive Stock Plan. The Registrant desires to have the Carryover Shares included among the shares of the Common Stock whose offer and sale under the Long Term Incentive Plan is registered under the New Registration Statement.

Consequently, in accordance with the principles set forth in Interpretation 89 under Section G, “Securities Act Forms” of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Commission (July 1997 as supplemented) and Instruction E to Form S-8, (1) the Registrant is registering the offer and sale of the Carryover Shares pursuant to the Comprehensive Plan by means of the New Registration Statement, (2) the registration fee of $1,520.44 (out of a total registration fee of $17,395.15 ) that is allocable to the Carryover Shares, which the Registrant paid to the Commission in connection with the original filing of the Registration Statement, is carried over to the New Registration Statement, and (3) the Registration Statement is being amended on a post-effective basis to describe the change from the Comprehensive Plan to the Long Term Incentive Plan.

Pursuant to the Registration Statement, the Registrant also registered 2,043,823 shares under the Comprehensive Plan that are not being registered under the Long Term Incentive Plan. This Amendment has no impact on those shares.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwich, Connecticut, on 11th day of May, 2010.

UNITED RENTALS, INC.

By:	/s/ JONATHAN M. GOTTSEGEN
	Name:	Jonathan M. Gottsegen
	Title:	Senior Vice President, General Counsel and Corporate Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading “Signatures” constitutes and appoints Jonathan M. Gottsegen, Esq. and William B. Plummer as his or her true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute, acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 11th day of May, 2010.

Signature	Title(s)

/s/ MICHAEL J. KNEELAND	Director and Chief Executive Officer
Michael J. Kneeland	(Principal Executive Officer)

/s/ JENNE K. BRITELL	Chairman of the Board of Directors
Jenne K. Britell

/s/ WILLIAM B. PLUMMER	Chief Financial Officer
William B. Plummer	(Principal Financial Officer)

/s/ JOHN J. FAHEY	Controller
John J Fahey	(Principal Accounting Offier)

/s/ JOSÉ B. ALVAREZ	Director
José B. Alvarez

/s/ HOWARD L. CLARK, JR.	Director
Howard L. Clark, Jr.

/s/ BOBBY J. GRIFFIN	Director
Bobby J. Griffin

/s/ SINGLETON B. MCALLISTER	Director
Singleton B. McAllister

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Signature	Title(s)

/s/ BRIAN D. MCAULEY	Director
Brian D. McAuley

/s/ JOHN S. MCKINNEY	Director
John S. McKinney

/s/ JASON D. PAPASTAVROU	Director
Jason D. Papastavrou

/s/ FILIPPO PASSERINI	Director
Filippo Passerini

/s/ L. KEITH WIMBUSH	Director
L. Keith Wimbush

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